Exhibit 99.1

THERMOGENESIS CORP. REPORTS SECOND QUARTER FISCAL 2014 RESULTS

Company Obtains Approval for Acquisition of TotipotentRX

and Achieves Significant Clinical Milestones

RANCHO CORDOVA – February 14, 2014 – ThermoGenesis Corp. (NASDAQ: KOOL) (“ThermoGenesis”), a leading supplier of enabling technologies for the processing and storage of stem cells and other biological tissues, today reported financial results for the second quarter of  fiscal 2014.

For the quarter ended December 31, 2013, revenues were $4.5 million, compared to $4.8 million for the same period in 2012. The decrease in year-over-year revenues of $334 thousand was primarily attributable to fewer sales of our BioArchive Systems and the absence of ThermoLine revenues as a result of the sale of that product line.  These decreases were partially offset by an increase in sales associated with our bone marrow cell processing devices.  Revenues from our automated cord blood processing devices remained consistently strong when compared to the prior year quarter and have resumed historical levels as a result of the completion of the inventory wind down associated with the termination of the GE distribution agreement.

Operating expenses for the quarter ended December 31, 2013 were $3.4 million, compared to $2.5 million for the same period in 2012.  The increase in operating expenses of $858 thousand was primarily attributable to professional fees associated with the acquisition of TotipotentRX, legal diligence associated with patent litigation, and development costs associated with the advancement of our bone marrow cell processing platform that will be used in our AMIRST and CLIRST clinical trials.

Adjusted EBITDA loss was $1.3 million for the quarter ended December 31, 2013 compared to $297 thousand for the same period in 2012. Adjusted EBITDA loss increased by $1.0 million compared with the same period in 2012 due to an increase in professional fees associated with the acquisition of TotipotentRX, legal diligence associated with patent defense litigation and a decrease in revenues associated with our BioArchive devices and ThermoLine products.

Net loss for the quarter ended December 31, 2013 was $1.6 million or $0.10 per share, compared to $563 thousand or $0.03 per share for the same prior year period. The increase in the net loss of $1.0 million was primarily due to professional fees associated with the acquisition of TotipotentRX, legal diligence associated with patent defense litigation and a decrease in revenues associated with our BioArchive devices and ThermoLine products.

ThermoGenesis ended the second quarter with $2.3 million in cash compared to $6.9 million at the end of fiscal 2013.  The Company’s product backlog at the end of the second quarter was $505 thousand.  On January 30, 2014, we completed a private placement of 3.3 million shares of common stock, plus 1.7 million warrants, for net proceeds of approximately $6.1 million.

“We are very pleased to report our stockholders approval of the acquisition of TotipotentRX through a merger into ThermoGenesis at a Special Meeting of Stockholders yesterday” said Matthew T. Plavan, Chief Executive Officer of ThermoGenesis. “This acquisition represents the most important milestone to date in the transformation of ThermoGenesis into a fully integrated regenerative medicine company focused on bringing point-of-care, autologous cell therapies to market,” continued Plavan.  Incident to the acquisition ThermoGenesis will change its corporate name to Cesca Therapeutics Inc., which stands for Clinical Excellence in Stem Cell Applications.

“We are further encouraged to see continued stability in our base cord blood business,” said Plavan.  “Expanding our market share through competitive wins and geographic expansion are an important part of our overall growth strategy.”

Also, in January 2014 TotipotentRX and ThermoGenesis released the results of their Phase Ib clinical trial announcing safety and efficacy results treating no-option patients suffering from Critical Limb Ischemia with TotipotentRX’s CLI Rapid Stem Cell Therapy (CLIRST) combination kit product. CLIRST is a proprietary bedside technology platform and method which uses the patient’s own bone marrow stem cells to promote tissue repair through activation of natural stem-cell repair pathways, promotion of new blood vessel formation and prevention of on-going cell death.  “This ground-breaking product and procedure incorporating ThermoGenesis’ cell processing technology demonstrates that our integrated cell therapy successfully produced an amputation free survival rate of 82%, almost 25% higher than alternative therapeutic approaches to date,” said Ken Harris, CEO of TotipotentRX.

“We see this as a significant advance in clinical treatments, as all the patients enrolled were scheduled for amputation of their afflicted limb prior to participating in the stem cell intervention,” continued Harris. “The goal of the stem cell therapy is to prevent major limb amputation, improve quality of life, decrease morbidity and mortality rates, and ultimately reduce the total healthcare costs of these patients.  Cesca intends for this study to be advanced to a randomized placebo-controlled Phase II/III clinical trial this summer.”

Non-GAAP Measures

In addition to the results reported in accordance with US GAAP, we also use a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate the comparison of our historical results and trends.  This financial measure is not a measure of financial performance under US GAAP and should not be considered in isolation or as a substitute for loss as a measure of performance.  The calculation of this non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Conference Call and Webcast

Management will hold a conference call today at 2:00pm Pacific (5:00pm Eastern) to review the second quarter fiscal 2014 financial results.

Conference call details:

Dial-in (U.S.):	1-800-860-2442
Dial-in (Internationally):	1-412-858-4600
Conference Name:	“ThermoGenesis”

To listen to the audio webcast of the call during or after the event, please visit
http://www.thermogenesis.com/company/investor-relations/webcasts-calls/

An audio replay of the conference call will be available beginning approximately two hours after completion of the call for the following five business days.
To access the replay:
Access number (U.S.):	1-877-344-7529
Access number (Internationally)	1-412-317-0088
Conference ID#:	385107

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood and bone marrow processing systems and companion disposable products that enable the separation, processing and preservation of cell and tissue therapy products. These include:

•
AXP® AutoXpress® Platform (AXP), a proprietary family of automated devices that includes the AXP and the MXP® MarrowXpress® and companion sterile blood processing disposables for harvesting stem cells in closed systems. The AXP device is used for the processing of cord blood.

•
The MarrowXpress Platform (MXP), a derivative product of the AXP and its accompanying disposable bag set, isolates and concentrates stem cells from bone marrow.  Self-powered and microprocessor-controlled, the MXP contains flow control optical sensors that volume-reduces blood from bone marrow to a user defined volume in 30 minutes, while retaining over 90% of the MNCs.

•	The Res-QTM 60 (Res-Q), a point-of-care system designed for the preparation of cell concentrates, including stem cells, from bone marrow aspirates and whole blood for platelet rich plasma (PRP).

•	The BioArchive® System, an automated cryogenic device, used by cord blood stem cell banks in more than 30 countries for cryopreserving and archiving cord blood stem cell units for transplant.

Forward Looking Statement

This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that TotipotentRX and ThermoGenesis will provide unmatched world-class capability and service to their clients and that the proposed merger will be completed. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements.  A more complete description of risks that could cause actual events to differ from the outcomes predicted by ThermoGenesis forward-looking statements is set forth under the caption "Risk Factors" in its annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

Financials

ThermoGenesis Corp.
Condensed Balance Sheets
(Unaudited)

(in thousands, except share and per share amounts)	December 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,330	$6,884
Accounts receivable, net	5,538	4,898
Inventories	4,180	4,259
Prepaid expenses and other currentassets	136	232

Total current assets	12,184	16,273

Equipment, net	2,106	2,208
Other assets	48	48

	$14,338	$18,529
Current liabilities:
Accounts payable	$2,737	$3,106
Other current liabilities	1,900	2,042

Total current liabilities	4,637	5,148

Long-term liabilities	69	63

Stockholders' equity	9,632	13,318

	$14,338	$18,529

ThermoGenesis Corp.
Condensed Statements of Operations
(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended December 31,		Six Month Ended December 31,
	2013	2012	2013	2012

Net revenues	$4,468	$4,802	$8,112	$8,924

Cost of revenues	2,679	2,826	4,932	5,322

Gross profit	1,789	1,976	3,180	3,602

Expenses:

Sales and marketing	713	735	1,428	1,391

Research and development	797	714	1,630	1,552

General and administrative	1,882	1,085	4,024	2,225

Gain on sale of product line	--	--	--	(2,000)

Total operating expenses	3,392	2,534	7,082	3,168

Income (loss) from operations	(1,603)	(558)	(3,902)	434

Interest and other income (expense), net	--	(5)	--	(2)
Net income (loss)	($1,603)	($563)	($3,902)	$432

Per share data:

Basic and diluted net income (loss) per common share	($0.10)	($0.03)	($0.23)	$0.03

Weighted average common shares outstanding:

Basic	16,682,730	16,522,310	16,672,811	16,519,078

Diluted	16,682,730	16,522,310	16,672,811	16,519,654

ThermoGenesis Corp.
Condensed Statements of Cash Flows
(Unaudited)

(in thousands)	Six Months Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income (loss)	($3,902)	$432
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	327	266
Stock based compensation expense	284	272
Loss on disposal of equipment	--	7
Gain on sale of product line	--	(2,000)
Net change in operating assets and liabilities:
Accounts receivable, net	(640)	(797)
Inventories	7	710
Prepaid expenses and other current assets	96	(82)
Accounts payable	(369)	(1,087)
Accrued payroll and related expenses	54	(168)
Deferred revenue	--	(135)
Other liabilities	(190)	87

Net cash used in operating activities	(4,333)	(2,495)
Cash flows from investing activities:
Capital expenditures	(153)	(314)
Proceeds from sale of product line	--	2,000
Proceeds from prepayment from sale of product line	--	500

Net cash provided by (used in) investing activities	(153)	2,186

Cash flows from financing activities:
Repurchase of common stock	(68)	(54)

Net cash used in financing activities	(68)	(54)

Net decrease in cash and cash equivalents	(4,554)	(363)

Cash and cash equivalents at beginning of period	6,884	7,879
Cash and cash equivalents at end of period	$2,330	$7,516

Supplemental non-cash financing and investing information:
Transfer of inventories to equipment	$57	$214

ThermoGenesis Corp.
Adjusted EBITDA
(Unaudited)

(in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Loss from operations	($1,603)	($558)	($3,902)	$434

Add (subtract):

Depreciation and amortization	171	132	327	266

Stock-based compensation expense	115	129	284	272

Gain on sale of product line	--	--	--	(2,000)

Adjusted EBITDA loss	($1,317)	($297)	($3,291)	($1,028)